Amended Exhibit A

Effective February 1, 2020

Fund	Percent of Net Assets
JAG Large Cap Growth Fund	Class A – 1.50% Class I - 1.25% Class R – 0.90%

Mutual Fund Series Trust

By: _/s/ Jerry Szilagyi_______

Print Name: Jerry Szilagyi

Title: Trustee

JAG Capital Management LLC

By: _/s/ Norman Conley_______

Print Name: Norman Conley

Title: President and CEO

Dated: November 11, 2019